SANVILLE & COMPANY
                        Certified Public Accountants
                   1514 Old York Road Abington, PA 19001
                      215-884-8450  FAX 215-884-8686


To the Shareholders and
Board of Directors of the
Valley Forge Fund, Inc.


In planning and performing our audit of the financial statements of The Valley Forge Fund, Inc. (the "Fund"), for the year ended December. 31, 2002, we consi-dered its internal control, including control activities for safeguarding secur-ities, in order to determine our auditing procedures for the purpose of express-ing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deterorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards establish-ed by the American Institute of Certified Public Accountants. A material weak-ness is a condition in which the design or operation of one or more of the in-ternal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors of the Valley Forge Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by other than these specified parties.



                                                    /s/ Sanville & Company
Abington, Pennsylvania                              Sanville & Company
February 5, 2003                                    Certified Public Accountants